EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on S-8 (No. 333-58135, No. 333-43047, No. 333-103528 and No. 333-152884) of Sinclair Broadcast Group, Inc., of our report dated June 27, 2012, with respect to the financial statements of the Sinclair Broadcast Group, Inc. 401(k) Retirement Savings Plan, which appears in this Form 11-K.

/s/ Reznick Group, P.C.

Baltimore, Maryland

June 27, 2012